Exhibit 99.1


FOR IMMEDIATE RELEASE                             CONTACT:
                                                  J. Brad McGee
                                                  Senior Vice President
                                                  Tyco International (US) Inc.
                                                  (603) 778-9700

                        TYCO INTERNATIONAL REPORTS RECORD
                 FOURTH QUARTER EARNINGS PER SHARE AND CASH FLOW
                  ---------------------------------------------
                       STRONG RESULTS ACROSS ALL SEGMENTS
                  --------------------------------------------
                      TWO-FOR-ONE STOCK SPLIT PAYABLE TODAY

Hamilton, Bermuda, October 21, 1999 -- Tyco International Ltd. (NYSE-TYC, LSE-TYI, BSX-TYC), a diversified manufacturing and service company, reported today that diluted earnings per share before extraordinary item, for its fourth quarter ended September 30, 1999 were 92 cents per share, compared to last year's 25 cents per share. Income before extraordinary item rose to $782.7 million, compared to last year's $207.0 million. Sales for the quarter rose 22 percent to $6.22 billion compared with last year's $5.11 billion. Income before acquisition and other non-recurring charges and an extraordinary item for fiscal 1999 rose to $2.56 billion, or $3.06 per diluted share, compared to last year's diluted per share earnings of $1.74. Revenues for fiscal 1999 increased to $22.5 billion, 18 percent higher than last year's $19.1 billion. Inclusive of acquisition and other non-recurring charges, income before extraordinary item was $1.03 billion, or $1.24 per diluted share, for fiscal 1999 as compared to $1.17 billion, or $1.45 per diluted share, for fiscal 1998. All per share amounts are prior to the effect of the two-for-one stock split announced on July 20 and payable today.

         Last year's results have been restated to reflect the mergers with AMP Incorporated and U.S. Surgical, which were accounted for as poolings of interests, and are before acquisition and other non-recurring charges and an extraordinary item. Tyco's merger with AMP was completed on April 2, 1999. For fiscal 1999, the results for the periods prior to the merger have been restated to include the results of AMP. Tyco originally reported fiscal 1998 revenue of $12.31 billion, earnings before extraordinary item of $1.18 billion and diluted earnings per share of $2.02.

         "Tyco has delivered another record quarter," said L. Dennis Kozlowski, Tyco's Chairman and Chief Executive Officer. "Each of the four business segments demonstrated solid earnings and corresponding cash flow. The Company had record free cash flow (operating cash, which is after cash spent on restructuring items, less capital expenditures and dividends) in excess of $900 million for the quarter. We remain confident in the strong fundamentals which are driving our core revenue, earnings and cash flow growth - explosive demand fueled by the internet for undersea fiber optic cable installation and maintenance for our telecommunications business; the increased use of electronics in all levels of telecommunications, industrial and consumer products for our electronics group; new customer accounts and recurring revenue in the fire and security industries; demographics and long-term contracts in the healthcare area; and, the focus on the service component of our flow control business.

         "With backlog at record levels for the Company, we believe that this level of growth is sustainable for Tyco in its upcoming fiscal year. We remain committed to creating shareholder value through increased high quality earnings and cash flow," he continued.

TELECOMMUNICATIONS AND ELECTRONICS

         At Tyco's Telecommunications and Electronics group, quarterly earnings reached $522.0 million, compared to the $225.9 million reported in the same quarter last year. Sales rose to $2.28 billion compared with $1.87 billion a year earlier. Tyco Electronics showed high single digit revenue growth at AMP and included the results of Raychem, which was purchased in August 1999. Cost savings have been achieved earlier than originally forecast and were greater than initially estimated, which lead to higher margins. We expect this margin expansion to continue in fiscal 2000 as manufacturing consolidations are implemented. Tyco Telecommunications continued its strong performance this quarter as demand for undersea telecommunications cable capacity remains robust, and the Company received contracts for new systems, upgrades for existing systems and for long-term maintenance agreements. Positive reaction to Tyco Submarine Systems' new full-service, on-demand maintenance programs has resulted in the awarding of several multi-year agreements.

         Full year earnings in the Telecommunications and Electronics segment were $1.43 billion, a 57% increase over last year's $913.0 million. Sales for the year were $7.92 billion compared with $7.31 billion last year.

FIRE AND SECURITY SERVICES

         At Tyco's Fire and Security Services group, earnings for the quarter increased 34 percent to $258.6 million versus $193.2 million last year. Sales reached $1.65 billion compared to $1.35 billion last year. Tyco's ADT security division continues to add record levels of new accounts per month, which provide high incremental margins. Revenues and earnings are strong across all geographic regions of the business in both fire and security. Backlog has increased for this segment over the prior year.

         Earnings for the fiscal year were $940.4 million, 44 percent higher than last year's $654.9 million. Sales increased to $6.04 billion compared to $4.74 billion last year.

HEALTHCARE AND SPECIALTY PRODUCTS

         Earnings for the fourth quarter at Tyco's Healthcare and Specialty Products group grew to $355.9 million, compared to the loss of $141.5 million reached a year earlier. Sales grew to $1.56 billion versus last year's $1.25 billion. Earnings increased as a result of increased volume and margins in each area of this segment - Healthcare, Plastics and Specialty Products.

         Plant  consolidations,   cost  cutting  programs  and  improvements  in
productivity are ongoing in each of these areas.

         Full year earnings in the Healthcare and Specialty Products segment were $1.31 billion. Sales for the year were $5.74 billion compared with $4.67 billion last year.

FLOW CONTROL

         Fourth quarter earnings at the Tyco Flow Control group increased 15 percent to $106.4 million from $92.3 million last year. Sales were $735.1 million compared to the prior year's $638.7 million. Worldwide demand for our diverse offering of flow control products is solid. Backlog continues to increase in our valve businesses across the United States and Europe, and at our Earth Tech business where we have entered into a number of contracts related to the design and operation of water treatment facilities.

         Earnings for the fiscal year were $403.9 million, 24% higher than last year's $325.9 million. Sales for the year increased to $2.79 billion, compared to $2.34 billion last year.

STOCK SPLIT

         A two-for-one stock split on Tyco's common shares is payable today. The split will be in the form of a 100 percent stock distribution.

                                -----------------

         Tyco International Ltd., a diversified manufacturing and service company, is the world's largest manufacturer and servicer of electrical and electronic components and undersea telecommunications systems, the world's largest manufacturer, installer, and provider of fire protection systems and electronic security services, has strong leadership positions in disposable medical products, plastics, and adhesives, and is the largest manufacturer of flow control valves. The Company operates in more than 80 countries around the world and has expected fiscal 2000 revenues in excess of $25 billion.

FORWARD LOOKING INFORMATION

         Comments in this earnings release concerning expected fiscal 2000 revenues, revenue growth, earnings growth, cost savings and margin expansion are forward-looking statements, which are based on management's good faith expectations and belief concerning future developments. Actual results may materially differ from these expectations as a result of many factors, relevant examples of which are set forth in the "Management Discussion and Analysis" section of the Company's 1998 Annual Report to Shareholders and the Company's 1998 Annual Report on Form 10-K.

table following

                                      # # #

102199 509

                            TYCO INTERNATIONAL LTD.
                         RESULTS OF OPERATIONS (1) (2)
                      (in millions except per share data)

                           Three Months Ended        Twelve Months Ended
                           9/30/99    9/30/98        9/30/99    9/30/98
SALES
                           $6,224.5   $5,112.4       $22,496.5  $19,061.7
                           ========   ========       ========   ========
Income before
income taxes               $1,046.2     $266.1        $3,501.4   $2,025.4

Income taxes                 (263.5)     (59.1)         (942.3)    (620.3)
                           --------   --------       ---------  ---------
INCOME BEFORE
EXTRAORDINARY
ITEM                         $782.7     $207.0        $2,559.1   $1,405.1
                           ========     ======        ========   ========
EARNINGS PER
SHARE: (3)
BASIC                         $0.94      $0.26           $3.12      $1.77
                           ========     ========       ========  ========

DILUTED                       $0.92      $0.25           $3.06      $1.74
                           ========     ========       ========  ========
COMMON EQUIVALENT
SHARES:
BASIC                         836.0      808.7           820.6      791.7
                           ========     =======        ========  ========
DILUTED                       851.2      826.4           837.4      812.4
                           ========     ========       ========  ========

(1) Three months and twelve months ended September 30, 1999 are before extraordinary items of $0.3 million and $45.7 million, respectively, after-tax, relating to the early extinguishment of debt. Twelve months ended September 30, 1999 are before acquisition related and other non-recurring charges of $1.10 billion, after tax, related to the AMP merger and $427.6 million, after-tax, related to the U.S. Surgical merger, both of which were accounted for as poolings of interests. Including these charges, diluted earnings per share before extraordinary item is $1.24 for the twelve months ended September 30, 1999.

(2) Three months and twelve months ended September 30, 1998 are restated for pooling of interests with AMP and U.S. Surgical. The three months and twelve months ended September 30, 1998 are before non-recurring items of $227.6 million and $236.5 million, respectively, after-tax. These charges relate to restructuring actions taken by AMP and U.S. Surgical prior to their mergers with Tyco. The three and twelve months ended September 30, 1998 are before extraordinary item of $0.2 million and $2.4 million, respectively, after-tax, relating to the early extinguishment of debt.

(3) Earnings per share based on diluted shares assumes conversion of LYONs notes. Accordingly, net interest expense of $0.5 million and $3.9 million in the three months and twelve months ended September 30, 1999, and $1.3 million and $7.2 million in the three months and twelve months ended September 30, 1998, must be added back to income before extraordinary item for computing diluted earnings per share.